UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021

SOC TELEMED, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39160	84-3131208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (866) 483-9690

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	TLMD	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	TLMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John Kalix

On February 17, 2021, SOC Telemed, Inc. (the “Company”) entered into a first amendment to the employment agreement of John Kalix, the Company’s Chief Executive Officer. Subject to the terms and conditions of his employment agreement, as amended, certain cash and incentive compensation and severance terms applicable to Mr. Kalix were amended, and all other terms of Mr. Kalix’s employment agreement remained unmodified. Among other things, the employment agreement, as amended, modifies the vesting terms of the “Base Full Value Award” (as defined in the employment agreement) and increases Mr. Kalix’s relocation benefits by entitling him to receive reimbursement for certain relocation and temporary housing expenses incurred of up to $100,000, grossed up for all applicable taxes.

Pursuant to the employment agreement, as amended, if Mr. Kalix’s employment terminates due to his death or disability, he (or his estate) will remain vested the portion of shares underlying such award that was vested as of the date of termination, and if his employment is terminated by the Company without “Cause” (and not due to his death or disability) or if he resigns for “Good Reason,” each term as defined in his employment agreement, subject to certain obligations, including signing and not revoking a separation agreement and release of claims, Mr. Kalix will be entitled to receive accelerated vesting of the time-based vesting portion of the Base Full Value Award that would have vested over the one-year period following his separation and the performance-based vesting portion of such award that has been earned but not vested as of such date, had he remained in employment through such date; and if such separation occurs within one month prior to and in connection with a “Change in Control” of the Company, as such term is defined in his employment agreement, or within twelve months following a Change in Control of the Company, accelerated vesting of the remainder of the Base Full Value Award, the performance-based vesting component of which would convert to time-based vesting in such Change in Control.

The foregoing description of the first amendment to Mr. Kalix’s employment agreement is not complete and is qualified in its entirety by reference to the full text of such amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Severance and Change in Control Agreements

On February 16, 2021, the Compensation Committee of the Board of Directors of the Company approved revisions to the form of severance and change of control agreements the Company uses with its executive officers to amend the treatment of time-based vesting awards. Under the new form of agreements, in the event of a qualifying termination during the one month period prior to (and in connection with) or the one-year period following a “Change in Control” (as defined in the forms of severance and change of control agreements), the executive officer will be entitled to receive accelerated vesting of all unvested time-based vesting awards in connection with the executive officer’s separation. The treatment of any unvested performance-based equity award held by the executive officer will continue to be subject to and governed by the provisions set forth in the award agreement evidencing such equity award. The new form of agreements will amend and replace existing severance and change of control agreements with each of the Company’s executive officers other than Mr. Kalix. A comparable change will apply to the form of severance and change of control agreement the Company intends to use for newly appointed officers.

The foregoing description of the form of severance and change of control agreements is not complete and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1+	First Amendment to Employment Agreement between SOC Telemed, Inc. and John Kalix, dated February 17, 2021.

10.2	Form of Severance and Change in Control Agreement.

10.3	Form of Severance and Change in Control Agreement with Continuing Executive Officers.

+	Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOC Telemed, Inc.

Date: February 22, 2021	/s/ Eunice Kim
Name: Eunice Kim
Title: General Counsel and Corporate Secretary

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